Exhibit 99.1

INSTRUCTIONS FOR USE OF FIRST BANCORP. RIGHTS CERTIFICATE AND
SUBSCRIPTION FORM

Consult the subscription agent, or your bank or broker as to any questions.

The following instructions relate to a rights offering (the “Rights Offering”) by First BanCorp. (“we”, “us”, “our” or the “Corporation”) to the holders of record (the “Record Holders”) of our common stock (the “Common Stock”), as described further in the Corporation’s prospectus dated October   , 2011 (the “Prospectus”). Record Holders of the Common Stock as of 5:00 p.m., New York City time, on September 6, 2011 (the “Record Date”) are receiving, at no charge, transferable subscription rights (the “Subscription Rights”), which are evidenced by rights certificates and subscription forms (each, a “Subscription Form”), to subscribe for and purchase shares of the Common Stock. In the Rights Offering, we are offering up to an aggregate of 10,651,835 shares of Common Stock to be issued upon the exercise of the Subscription Rights. Each Record Holder will receive, at no charge, one Subscription Right for each share of Common Stock that the Record Holder owned on the Record Date.

The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on          , 2011 (the “Expiration Date”), or upon an earlier date if the Corporation elects to cancel the Rights Offering. Two Subscription Rights entitle the holder to purchase one share of Common Stock at a subscription price of $3.50 per share. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 1,000 Subscription Rights and would have the right to purchase 500 shares of Common Stock for $3.50 per share.

Your Subscription Rights are evidenced by the Subscription Form. Your Subscription Rights are transferable from the commencement of the Rights Offering until 4:00 p.m., Eastern Time, on the last trading day before the Expiration Date. You may transfer all or a portion of your Subscription Rights by following the instructions on your Subscription Form.

Each Record Holder will be required to submit payment in full for all of the shares of Common Stock that the Record Holder wishes to buy in the Rights Offering before the Expiration Date. Any excess subscription payments received by BNY Mellon Shareowner Services (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable following the completion of the Rights Offering.

The Subscription Agent must receive your Subscription Form or a properly completed and delivered Notice of Guaranteed Delivery, in either case with full payment of the total subscription amount, including final clearance of any personal checks, before 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Subscription Rights, you cannot revoke the exercise of your Subscription Rights. If you do not exercise your Subscription Rights before the Expiration Date, they will expire void and worthless and you will have no further rights under them.

The number of Subscription Rights to which you are entitled and the corresponding number of shares of Common Stock that you may subscribe to purchase in the Rights Offering are printed on the face of your Subscription Form. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Form and returning the Subscription Form to the Subscription Agent in the envelope provided.

THE SUBSCRIPTION FORM, OR NOTICE OF GUARANTEED DELIVERY, IN EITHER CASE WITH FULL PAYMENT OF THE TOTAL SUBSCRIPTION AMOUNT FOR ALL SHARES OF COMMON STOCK SUBSCRIBED FOR IN THE RIGHTS OFFERING, INCLUDING FINAL CLEARANCE OF ANY PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE

REVOKED. SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE.

1.	Method of Subscription—Exercise of Subscription Rights

To exercise your Subscription Rights, complete your Subscription Form and send the properly completed and executed Subscription Form evidencing such Subscription Rights, together with payment in full of the total required subscription amount for all of the shares you intend to purchase in the Rights Offering, to the Subscription Agent, by no later than 5:00 p.m., New York City time, on the Expiration Date. Your full payment will be held in a segregated account to be maintained by the Subscription Agent.

Your payment of the subscription price must be made in U.S. dollars and must be delivered in one of the following ways:

•	personal check drawn upon a U.S. bank payable to Mellon Investor Services LLC; or

•  certified or cashier’s check drawn upon a U.S. bank payable to Mellon Investor Services LLC.

Payments will be deemed to have been received upon clearance of any personal check or receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank. If you pay by personal check, please note that your payment may take five (5) or more business days to clear. Accordingly, if you wish to pay your subscription amount by means of personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the Expiration Date, and we also urge you to consider making your payment by means of a certified or cashier’s check.

The Subscription Form and full payment of the total subscription amount must be delivered to the Subscription Agent by one of the methods described below:

By mail: BNY Mellon Shareowner Services Attn: Corporate Action Department P.O. Box 3301 South Hackensack, New Jersey 07606	By overnight courier or by hand: BNY Mellon Shareowner Services Attn: Corporate Action Department, 27th Floor 480 Washington Boulevard Jersey City, New Jersey 07310

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

If you have any questions, require any assistance in exercising your Subscription Rights, or require additional copies of relevant documents, please contact the Subscription Agent, The Bank of New York Mellon, by telephone, if you are located within the U.S., Canada or Puerto Rico, at 1-866-415-9687 (toll free) or, if you are located outside the U.S., at 1-201-680-6579 (collect).

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Form on your behalf. Alternatively, you may request a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust Corporation having an office or correspondent in the United States, or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each an “Eligible Institution”), to deliver a written guarantee in the form included with these instructions (the “Notice of Guaranteed Delivery”), together with payment in full of your total subscription amount, to the Subscription Agent by no later than 5:00 p.m., New York City time, on the Expiration Date. Such Notice of Guaranteed Delivery must state your name, the number of Subscription

Rights represented by your Subscription Form, the number of shares of Common Stock that you intend to purchase in the Rights Offering, and that you will guarantee the delivery to the Subscription Agent of a properly completed and executed Subscription Form evidencing such election in the Rights Offering by no later than three (3) business days after the Expiration Date. For purposes of such Notice of Guaranteed Delivery, “business day” means any day on which trading is conducted on the NYSE. If this procedure is followed, the properly completed Subscription Form must be received by the Subscription Agent within three (3) business days after the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Subscription Form at the address set forth above or may be transmitted, if transmitted by an Eligible Institution, to the Subscription Agent by facsimile transmission to Facsimile No. 1-201-680-4626. You should confirm receipt of all facsimile transmissions by calling the Subscription Agent at 1-201-296-4860. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent by calling, if you are located within the U.S., Canada or Puerto Rico, at 1-866-415-9687 (toll free) or, if you are located outside the U.S., at 1-201-680-6579 (collect).

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total subscription amount, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the amount of payment that you delivered to the Subscription Agent. If the Subscription Agent does not apply your full subscription payment to your purchase of shares of Common Stock, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable following the completion of the Rights Offering.

Brokers, custodian banks, and other nominee holders of Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Corporation and the Subscription Agent with respect to each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for in the Rights Offering.

2.	Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Subscription Form, unless you provide instructions to the contrary in your Subscription Form.

(a) Subscription Rights.  As soon as practicable after the Expiration Date and the valid exercise of your Subscription Rights, the Subscription Agent will credit your account with the shares of Common Stock you have purchased pursuant to the exercise of your Subscription Rights.

(b) Excess Cash Payments.  As soon as practicable after the Expiration Date, any excess subscription payment that you have paid to the Subscription Agent will be returned, without interest or penalty, to you.

3.	Execution

Execution by Registered Holder.  The signature on the Subscription Form must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Form without any alteration or change whatsoever.

Execution by Person Other than Registered Holder.  If the Subscription Form is executed by a person other than the holder named on the face of the Subscription Form, proper evidence of authority of the person executing the Subscription Form must accompany the same, unless, for good cause, the Subscription Agent dispenses with proof of authority.

4.	Method of Delivery

The method of delivery of the Subscription Form and payment in full of the total subscription amount to the Subscription Agent will be at the election and risk of the holders of the Subscription Rights. If sent by mail, we recommend that you send your Subscription Form and subscription payment by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date. We urge you to consider using a certified or cashier’s check to ensure that the Subscription Agent receives your funds prior to the Expiration Date. If you send a personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which may take five (5) or more business days, but if you send a certified check or a bank draft drawn upon a U.S. bank, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of your payment. If you wish to pay your subscription payment by means of a personal check, we urge you to deliver your payment to the Subscription Agent sufficiently in advance of the Expiration Date to ensure that your payment is received and clears by the Expiration Date.

5. Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Corporation

In the case of Subscription Rights that are held of record through The Depository Trust Corporation (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer the Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent the required certification as to the number of shares of Common Stock subscribed for in the Rights Offering by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, together with payment in full of the total subscription amount for all of the shares of Common Stock subscribed for in the Rights Offering on behalf of all such beneficial owners.

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